Exhibit 99

Insight Acquisition Corp. Receives NASDAQ Notification

of Noncompliance with Listing Rule 5250(c)(1)

New York, New York – May 31, 2023 – Insight Acquisition Corp. (NASDAQ: INAQ) announced today that on May 24, 2023, it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) stating that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of it not having timely filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 (the “2023 Q1 10-Q”) with the Securities and Exchange Commission (“SEC”).

The Nasdaq notification letter provides the Company with 60 calendar days, or until July 24, 2023, to submit to Nasdaq a plan to regain compliance in accordance with Nasdaq’s listing requirements. If the Company’s plan is accepted, Nasdaq may grant the Company up to 180 days, or until November 20, 2023, for the Company to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel under Nasdaq Listing Rule 5815(a). The Nasdaq notification letter has no immediate effect on the listing of the Company’s securities on the NASDAQ Global Market.

The Company does not currently expect submission of a compliance plan will be necessary as it anticipates filing its 2023 Q1 10-Q prior to the expiration of the 60 day period. The Company anticipates that it will fully regain compliance with the NASDAQ continued listing requirements upon such filing of its 2023 Q1 10-Q.

About Insight Acquisition Corp.

Insight Acquisition Corp. is a special purpose acquisition company formed solely to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Insight Acquisition Corp. is sponsored by Insight Acquisition Sponsor LLC. For additional information, please insightacqcorp.com.

Forward-Looking Statements

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our 2022 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contacts

Insight Acquisition Corp.

Gateway Group

Cody Slach and Georg Venturatos

949-574-3860

INAQ@gatewayir.com